[*] Certain information in this document has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.
EXHIBIT 10.14
SETTLEMENT AND NONEXCLUSIVE LICENSE AGREEMENT
     This Settlement and Nonexclusive License Agreement (“Agreement”) is made by and between SonoSite, Inc. (“SonoSite”), and Zonare Medical Systems, Inc. (“Zonare”).
Recitals
WHEREAS, SonoSite and Zonare represent that they own patents and patent applications relating to ultrasound systems; and
WHEREAS, SonoSite and Zonare are engaged in litigation regarding SonoSite’s U.S. Patent No. 5,722,412 (the “ ‘412 Patent”) and Zonare’s U.S. Patent No. 6,980,419 (the “ ‘419 Patent”); and
WHEREAS, SonoSite and Zonare each deny the allegations made by the other in the litigation, and desire to resolve the litigation in accordance with the terms hereof; and
WHEREAS, in connection with the Parties’ resolution of the litigation, Zonare and SonoSite desire a nonexclusive license under the ‘412 Patent and ‘419 Patent, respectively, together with a covenant by the granting Party not to assert patent claims against the licensee Party for a limited period of time as specified herein.
NOW, THEREFORE, in consideration of the mutual covenants and representations contained herein, and in order to resolve the litigation and to forestall future disputes between the Parties, Zonare and SonoSite hereby agree as follows:
Article 1 Definitions
1.01	The “Action” means the action entitled SonoSite, Inc. v. Zonare Medical Systems, Inc. (and related counterclaims), Case No. SACV 07-222AG.
1.02	“Affiliate” means an entity over which a Party exercises Control. An entity will be an Affiliate only for as long as it satisfies the definition set forth herein. “Affiliate” includes current and future Affiliates (unless otherwise expressly set forth herein).

1.03	“Change of Control” of an entity means the occurrence of any of the following events:
(a) a transaction or series of transactions whereby any “person” or related “group” of “persons” (as such terms are used in Sections 13(d) and 14(d)(2) of the Exchange Act) directly or indirectly acquires beneficial ownership (within the meaning of Rule 13d-3 under the Exchange Act) of securities of the entity possessing 50% or more of the total combined voting power of the entity’s securities outstanding immediately after such acquisition; or
(b) the consummation by the entity of (i) a merger, consolidation, reorganization or business combination or (ii) a sale or other disposition of all or substantially all of the entity’s assets, in each case, other than a transaction in which the holders of the equity interests in the entity immediately prior to the transaction will, immediately after such transaction, have 50% or more of the voting power of the equity interests in the entity that survives the merger, consolidation, reorganization or business combination or acquire all or
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[*] Certain information in this document has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

substantially all of the entity’s assets or otherwise succeed to the business of the entity, which voting securities are to be held by such holders immediately following such transaction in substantially the same proportion among themselves as such holders’ ownership of the equity interests in the entity immediately before such transaction.

For purposes of this section, the sale of securities to the public pursuant to an initial public offering shall not be considered a “change of control.”

1.04	“Control” means possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of an entity, such as by (a) owning more than 50% of the outstanding stock, (b) controlling more than 50% of the voting rights to elect directors, or (c) otherwise having the legal right to direct the management and operations of the entity.

1.05	“Effective Date” means the date of signature of the last Party to sign this Agreement.

1.06	“Patents” means all valid, enforceable, and unexpired patents and patent applications throughout the world filed as of the Effective Date, including all reissues, reexaminations, extensions, continuations, continuations-in-part, continuing prosecution applications, and divisionals of such patents and patent applications, and any foreign counterparts to any of the foregoing, including without limitation utility models or provisional applications but expressly excluding design patents.

1.07	“SonoSite Patents” means [*].

1.08	“Zonare Patents” means [*].

1.09	“Licensed Zonare Products” means [*].

1.10	“Licensed SonoSite Products” means [*].

1.11	“Party” means SonoSite or Zonare, and “Parties” means SonoSite and Zonare.
Article 2 License Grant, Covenant, and Release
2.01	License Grant by SonoSite. Subject to the terms of this Agreement, SonoSite on behalf of itself and its Affiliates, and their successors and permitted assigns, hereby grants to Zonare and its Affiliates, and their end users, customers, distributors, resellers and OEMs, a worldwide, non-exclusive, non-transferable (except as set forth expressly herein), fully paid-up, irrevocable (except as set forth expressly herein), perpetual license under the ‘412 Patent (including any foreign counterparts thereto) to make, have made, use, license, sell, have sold, offer for sale, import, distribute directly and indirectly through multiple tiers of distribution, or otherwise dispose of, Licensed Zonare Products.

2.02	License Grant by Zonare. Subject to the terms of this Agreement, Zonare on behalf of itself and its Affiliates, and their successors and permitted assigns, hereby grants to SonoSite and its Affiliates, and their end users, customers, distributors, resellers and OEMs, a worldwide, non-exclusive, non-transferable (except as set forth expressly herein), fully paid-up, irrevocable (except as set forth expressly herein), perpetual license under the ‘419 Patent (including any foreign counterparts thereto) to make, have made, use, license, sell, have sold, offer for sale, import, distribute directly and indirectly through multiple tiers of distribution, or otherwise dispose of, Licensed SonoSite Products.
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[*] Certain information in this document has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

2.03	Covenant Not To Sue. SonoSite and Zonare each covenant not to sue the other, or officers, agents or Affiliates of the other Party, or the other Party’s permitted successors and assigns (except with respect to products or services of such permitted successors and assigns which are not obtained from such other Party pursuant to such succession or assignment), or the other Party’s end users, customers, distributors, resellers and OEMs (to the extent that a claim against such other Party’s end users, customers, distributors, resellers or OEMs is based on use of the other Party’s products or services), on any claim for infringement of any SonoSite Patents or Zonare Patents, respectively, or on any claim for invalidity of any Zonare Patents or SonoSite Patents, respectively, for a [*] period commencing on the Effective Date of this Agreement and terminating on the [*] date thereafter. Neither Party has the right to initiate a suit involving such claim for infringement or invalidity [* ].

2.04	Release by SonoSite. Subject to the payments made by Zonare to SonoSite provided for under Section 3.01, SonoSite on behalf of itself and its Affiliates, and their permitted successors and assigns, irrevocably and perpetually releases and discharges Zonare and its Affiliates existing as of the Effective Date (“Existing Affiliates” of Zonare), and their respective employees, attorneys, officers, directors, shareholders, representatives, agents, customers, distributors, suppliers, purchasers, resellers, OEMs and end users anywhere in the world from any liability for infringement of any claim of the ‘412 Patent based on Zonare’s or its Existing Affiliate’s manufacture, having manufactured, use, sale, having sold, offer for sale, or import of products or services prior to the Effective Date. For the avoidance of doubt, this release does not extend to (a) any acts of any of the foregoing named entities that occur after the Effective Date, or (b) any entity which is not an Existing Affiliate but becomes Zonare’s Affiliate after the Effective Date.

2.05	Release by Zonare. Zonare on behalf of itself and its Affiliates, and their permitted successors and assigns, irrevocably and perpetually releases and discharges SonoSite and its Affiliates existing as of the Effective Date (“Existing Affiliates” of SonoSite), and their respective employees, attorneys, officers, directors, shareholders, representatives, agents, customers, distributors, suppliers, purchasers, resellers, OEMs and end users anywhere in the world from any liability for infringement of any claim of the ‘419 Patent based on SonoSite’s or its Existing Affiliate’s manufacture, having manufactured, use, sale, having sold, offer for sale, or import of products or services prior to the Effective Date. For the avoidance of doubt, this release does not extend to (a) any acts of any of the foregoing named entities that occur after the Effective Date, or (b) any entity which is not an Existing Affiliate but becomes SonoSite’s Affiliate after the Effective Date.
Article 3 Consideration
3.01	Lump Sum Payment. As partial consideration for the licenses, covenants not to sue, releases and rights granted to Zonare as of the Effective Date, Zonare will pay SonoSite a lump sum payment of three million two hundred fifty thousand dollars ($3,250,000), which shall be payable in two installments, as follows: Zonare will pay SonoSite two million dollars (US $2,000,000) within ten (10) business days of the Effective Date and Zonare will pay SonoSite one million two hundred fifty thousand dollars ($1,250,000) on the first anniversary of the Effective Date. These two installment payments shall constitute the sole payment obligations of Zonare pursuant to this Agreement. Because Zonare’s payment of the entire $3,250,000 amount specified above is a necessary condition to SonoSite’s release set forth in Section 2.04, Zonare’s obligation to make these two installment payments shall be irrevocable, regardless of any patent office actions or court rulings regarding the ‘412 patent or any of its foreign counterparts.

3.02	Dismissal. Within five (5) days of Zonare’s two million dollar installment payment pursuant to Section 3.01 hereof, and as partial consideration for the licenses, covenants not to sue, releases and rights granted to each Party by the other Party herein to resolve and settle the Action and to forestall future disputes between the Parties, the Parties shall cause to be filed a dismissal with prejudice of the Action, each Party to bear its own costs and fees of said dismissal.
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[*] Certain information in this document has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

Article 4 Term and Termination
4.01	Term. This Agreement shall be effective on the Effective Date and (a) with respect to the licenses granted under the ‘412 Patent and the ‘419 Patent, shall expire upon expiration of the last-to-expire of such Patents which are the subject of such licenses, unless earlier terminated pursuant to the terms hereof; and (b) with respect to the covenants not to sue, shall expire on [*] of the Effective Date, unless earlier terminated pursuant to the terms hereof.

4.02	Termination of Zonare Licenses and SonoSite Covenants Upon Payment Default by Zonare. The licenses granted to Zonare and the covenants made by SonoSite under this Agreement shall automatically terminate should Zonare fail to make either of the installment payments set forth in Section 3.01, if such failure is not cured within fifteen (15) days of receipt by Zonare of written notice delivered by SonoSite regarding Zonare’s failure to make such payment(s).

4.03	Termination Upon Patent Challenge. If, after the Effective Date and dismissal of the Action, a licensee Party challenges the validity, enforceability, or infringement of any of licensor Party’s Patents for which a non-exclusive license has been granted to the licensee Party, including, without limitation, in an interference or opposition proceeding, (for the sake of clarity, if Zonare makes such challenge as a licensee Party, the licensor Party’s Patents would be the ‘412 Patent and any foreign counterparts thereto, and if SonoSite makes such challenge as a licensee Party, the licensor Party’s Patents would be the ‘419 Patent and any foreign counterparts thereto), or if such licensee Party supports or directly or indirectly assists any third party in challenging the validity, enforceability, or infringement of such licensor Party’s Patents, including, without limitation, in an interference or opposition proceeding, then the licenses and covenant not to sue granted to such challenging licensee Party herein may be terminated immediately upon written notice by the licensor Party. Provided, however, if any subpoena or court order shall require the disclosure of any document, information and/or work product relating to the validity, enforceability or infringement of such licensor Party’s Patents (for example, by way of document production and/or testimony), disclosure pursuant to such subpoena or court order shall not constitute assistance under this provision so long as the Party required to make such disclosure shall give the other Party and its attorneys reasonable prior written notice so that the other Party has an opportunity to intervene and oppose the disclosure of such documents, information and/or work product.

4.04	Termination Upon Change of Control and Successor Fails to Meet Terms of the Agreement. Should any successor of a Party provided for under Sections 6.01 and 6.02 fail to materially meet all terms of this Agreement, then to the extent any licenses and covenant not to sue have been granted by the other Party to such successor hereunder, such licenses and covenant not to sue may be terminated immediately by such other Party (the granting Party) if such failure is not cured by such successor within fifteen (15) days of delivery of written notice of such failure by the other (granting) Party.

4.05	Termination for Bankruptcy. Each Party acknowledges that all rights and licenses granted by it under or pursuant to this Agreement are, and shall otherwise be deemed to be, for purposes of Section 365(n) of the United States Bankruptcy Code (the “Bankruptcy Code”), licenses of rights to “intellectual property” as defined under Section 35(A) of the Bankruptcy Code. Each Party acknowledges that if such Party, as a debtor in possession or a trustee-in-bankruptcy in a case under the Bankruptcy Code, rejects this Agreement, the other Party may elect to retain its rights under this Agreement as provided in Section 365(n) of the Bankruptcy Code. Subject to the foregoing, in the event a Party files a voluntary petition for bankruptcy, has an involuntary petition for bankruptcy filed against it which is not dismissed within sixty (60) days, makes an assignment for the benefit of its creditors, or has a receiver appointed for all or a portion of its property, the Party not experiencing such event shall have the right to terminate this Agreement immediately upon written notice to the Party experiencing such event (the “Insolvent Party”).

4.06	Termination for Material Breach. Except as otherwise expressly set forth herein, in the event a Party breaches any material obligation under this Agreement or any provision hereof and fails to cure such
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[*] Certain information in this document has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

breach within thirty (30) days after receipt of written notice thereof from the non-breaching Party, the non-breaching Party shall have the right to immediately terminate the licenses and covenant not to sue granted to the breaching Party upon written notice to the breaching Party.

4.07	Other Available Rights and Remedies. With respect to any termination right set forth in this Article 4, the Party having such right to terminate also shall retain, and shall have the right to seek, all rights and remedies available at law or in equity, including, but not limited to, contract damage remedies.
Article 5 Representations
5.01	Right to Enter Into Agreement. SonoSite and Zonare represent and warrant that each respective Party has the right and authority to enter into this Agreement.
5.02   Limitations. Nothing in this Agreement shall be construed as:
(a)	a warranty or representation by SonoSite or Zonare as to the validity, enforceability or scope of any SonoSite Patent or Zonare Patent, respectively; or

(b)	a warranty or representation that anything made, used, sold, offered for sale, imported, or otherwise disposed of pursuant to this Agreement is or will be free from infringement of patents or other intangible rights of third parties; or

(c)	a requirement that SonoSite or Zonare shall file any patent application, secure any patent, or maintain any patent in force; or

(d)	an obligation that SonoSite or Zonare bring or prosecute actions or suits against third parties for infringement of the SonoSite Patents or Zonare Patents, respectively; or

(e)	a grant to a licensee Party, by implication, estoppel or otherwise, of any license, right or privilege under any Patents of the licensor Party, except as expressly granted herein; or

(f)	an obligation to furnish any manufacturing or technical information or know-how.
Article 6 Assignment
6.01	Assignment by Zonare. This Agreement has been entered into by SonoSite in reliance upon the particular characteristics of Zonare and is personal to Zonare. Neither this Agreement, nor any rights or obligations hereunder, may be assigned, pledged or encumbered by Zonare without the express prior written approval of SonoSite, which shall not be unreasonably withheld or delayed by SonoSite. Notwithstanding the foregoing, Zonare may assign this Agreement without SonoSite’s consent to a successor-in-interest pursuant to a Change of Control if such successor-in-interest agrees to be bound by this Agreement in a writing delivered to SonoSite at the time of or reasonably promptly after such Change of Control; provided, however, that the rights, licenses, covenants and obligations set forth in this Agreement which inure to the benefit of such successor-in-interest shall extend only to the Licensed Zonare Products. Should any successor fail to materially meet all terms of this Agreement, SonoSite may immediately terminate the licenses and covenant not to sue granted to such successor as provided for in Section 4.04.

6.02	Assignment by SonoSite. This Agreement has been entered into by Zonare in reliance upon the particular characteristics of SonoSite and is personal to SonoSite. Neither this Agreement, nor any rights or obligations hereunder, may be assigned, pledged or encumbered by SonoSite without the express prior written approval of Zonare which shall not be unreasonably withheld or delayed by Zonare. Notwithstanding the foregoing, SonoSite may assign this Agreement without Zonare’s consent to a successor-in-interest pursuant to a Change of Control if such successor-in-interest agrees to be bound by
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[*] Certain information in this document has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

this Agreement in a writing delivered to Zonare at the time of or reasonably promptly after such Change of Control; provided, however, that the rights, licenses, covenants and obligations set forth in this Agreement which inure to the benefit of such successor-in-interest shall extend only to the Licensed Sonosite Products. Should any successor fail to materially meet all terms of this Agreement, Zonare may immediately terminate the licenses and covenant not to sue granted to such successor as provided for in Section 4.04.
Article 7 Additional Provisions
7.01	Confidentiality. The terms of this Agreement are confidential information of both Parties. Neither Party shall issue any press release regarding this Agreement without the other Party’s express prior written consent (which consent shall not be unreasonably withheld or delayed). Nothing herein shall prevent the Parties from acknowledging the existence of this Agreement (as distinguished from its terms, which shall remain confidential), or from disclosing the terms of this Agreement (including the financial terms) as required by any applicable law, regulation or accounting rules, including without limitation any securities laws, or subject to the terms of a protective order entered into by a court requiring strict confidentiality on an attorneys’ eyes only basis, or pursuant to a non-disclosure agreement with a third-party seeking or being offered a business relationship with either Party relating to the subject matter of this Agreement. If any subpoena or court order shall require the disclosure of the terms of this Agreement (for example, by way of document production and/or testimony), a Party required to make such disclosure shall give the other Party and its attorneys reasonable prior written notice so that the other Party has an opportunity to intervene and oppose the disclosure of such terms of this Agreement. This provision shall survive expiration or termination of this Agreement.

Each Party further agrees to maintain as confidential, under the terms of the Protective Order entered by the court in the Action, any and all documents, information and other work product it and/or its attorneys received from the other Party or otherwise received or developed in connection with the Action, and except as expressly permitted herein, SonoSite agrees not to disclose such documents, information and work product to any third party in support of any actual or potential claims based on ‘419 Patent and Zonare agrees not to disclose such documents, information and work product to any third party in support of any actual or potential claims based on the ‘412 Patent, and with respect to such actual or potential claims based on such Patent of the other Party, each Party agrees not to voluntarily work or cooperate with any third party in connection with any such claim(s), and not to offer in evidence in any civil, criminal, administrative or other action or proceeding by any third party in connection with any such claim(s), any of such documents, information and other work product received from the other Party or otherwise received or developed in connection with the Action and subject to such Protective Order. Notwithstanding anything to the contrary in this Section 7.01, and except with respect to materials and information designated by Zonare as “Confidential” or “Attorneys’ Eyes Only” under the Protective Order in this Action, all of which shall be treated in accordance with the terms of that Protective Order, SonoSite may disclose and use for any and all purposes any and all documents, information and other work product it and/or its attorneys received from the other Party or otherwise received or developed in connection with the Action which are related to its ‘412 Patent (but are not related to the ‘419 Patent), and except with respect to materials and information designated by SonoSite as “Confidential” or “Attorneys’ Eyes Only” under the Protective Order in this Action, all of which shall be treated in accordance with the terms of that Protective Order, Zonare may disclose and use for any and all purposes any and all documents, information and other work product it and/or its attorneys received from the other Party or otherwise received or developed in connection with the Action which are related to its ‘419 Patent (but are not related to the ‘412 Patent). Provided, however, if any subpoena or court order shall require the disclosure of any such documents, information and/or work product received by or prepared by one Party relating to the validity, enforceability or infringement of such other Party’s Patent (for example, by way of document production and/or testimony) which are subject to such Protective Order, then disclosure of such documents, information and/or work product by the recipient or preparor Party pursuant to such subpoena or court order shall not constitute breach under this provision so long as the recipient or preparor Party required to make such disclosure shall give the other Party and its attorneys reasonable prior written notice so that the
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[*] Certain information in this document has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

other Party has an opportunity to intervene and oppose the disclosure of such documents, information and/or work product.

7.02	No Admission of Liability. Neither the execution of this Agreement, nor the performance of any term hereof, shall constitute, be construed as or be deemed an admission of any liability, infringement, wrongdoing or culpability whatsoever by any Party. The Parties expressly acknowledge and agree that this Agreement represents a settlement of disputed rights and claims. SonoSite and Zonare affirmatively deny the allegations of the other Party with respect to the Action.

7.03	Waiver. A waiver of any breach of any provision of this Agreement shall not be construed as a continuing waiver of other breaches of the same or other provisions of this Agreement.

7.04	No Agency. Nothing in this Agreement shall be deemed to create an agency, joint venture or partnership relation between the Parties hereto.

7.05	Entire Agreement. This Agreement constitutes the entire agreement and understanding of the Parties with regard to the subject matter hereof and merges and supersedes all prior discussions, negotiations, understandings and agreements between the Parties concerning the subject matter hereof. Neither Party shall be bound by any definition, condition, warranty, right, duty or covenant other than as expressly stated in this Agreement or as subsequently set forth in a written document signed by both Parties. Each Party expressly waives any implied right or obligation regarding the subject matter hereof.

7.06	Governing Law, Jurisdiction and Venue. The Parties shall make all reasonable efforts to resolve any dispute concerning this Agreement, its construction, or its actual or alleged breach, by good-faith, face-to-face negotiations between senior executives of each Party. If the senior executives fail to resolve such dispute, the Parties may mutually agree to resolve such dispute through other informal procedural means, including, but not limited to, referral to an independent, neutral third party expert, mediation, arbitration and/or any other procedure(s) upon which the Parties mutually agree. Each Party agrees that, prior to resorting to litigation to resolve any dispute concerning this Agreement, it will confer in good faith with the other Party to determine whether other procedures that are less expensive or less time consuming can be adopted to resolve the dispute. This Agreement shall be interpreted and construed, and the legal relations created herein shall be determined, in accordance with the laws of the State of Washington and the United States, excluding conflicts of laws principles that would result in the application of the laws of a different jurisdiction. The United Nations Convention on Contracts for the International Sale of Goods does not apply to this Agreement. To the extent permitted by law, the provisions of this Agreement supersede any provisions of the Uniform Commercial Code and the Uniform Computer Information Transactions Act.

7.07	Attorneys’ Fees. If any Party to this Agreement brings an action against the other Party to enforce its rights under this Agreement, the prevailing Party shall be entitled to recover its costs and expenses, including reasonable attorneys’ fees and costs incurred in connection with such action, including any appeal of such action.

7.08	Amendment. This Agreement may be amended only by a written document signed by authorized representatives of both Parties.

7.09	Further Acts. Each Party hereto agrees to execute, acknowledge and deliver all such further instruments, and to do all such further acts, as may be necessary or appropriate to carry out the intent and purposes of this Agreement.

7.10	Headings. The headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.
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[*] Certain information in this document has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

7.11	Severability. Should any part or provision of this Agreement be held unenforceable or in conflict with the law of any jurisdiction, the validity of the remaining parts or provisions shall not be affected by such holding. In the event a part or provision of this Agreement that is held unenforceable or in conflict with law affects consideration to either Party, the Parties agree to negotiate in good faith an amendment of such part or provision in a manner consistent with the intention of the Parties as expressed in this Agreement.

7.12	Notices. Any and all notices or other communications required or permitted by this Agreement or by law to be served on or given to either Party hereto by the other Party shall be in writing and delivered or sent to:
SonoSite:
SonoSite, Inc.
21919 30th Drive SE
Bothell, WA 98021
Attn: Kathryn Surace-Smith, General Counsel
Fax: 425 951 1201
Zonare:
Zonare Medical Systems, Inc.
420 N. Bernardo Ave
Mountain View, CA 94043-5209
Attn: Tim Marcotte
Fax: 650 230 2825
Each Party may change its address for purposes of this Agreement by written notice to the other Party.

All notices or other communications shall be deemed duly served and given on the date when personally delivered or delivered by reputable courier service to the Party to whom it is directed, when transmitted electronically by facsimile (subject to receipt of a successful transmission report), or within five (5) days of deposit in the United States mail, first class, international postage prepaid, certified and return receipt requested, and addressed to the Party at the above address.

7.13	Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed to be an original, but all of which together shall constitute one and the same instrument. Execution and delivery of this Agreement may be evidenced by facsimile transmission.
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IN WITNESS WHEREOF, the Parties have executed this Agreement on the date(s) set forth below.

SonoSite, Inc.		Zonare Medical Systems, Inc.

By	/s/ Kevin M. Goodwin	By	/s/ Donald Southard

Title	CEO	Title	President and Chief Executive Officer

Date	7/16/08	Date	July 14, 2008
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[*] Certain information in this document has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.